EXHIBIT 5
Opinion and Consent of Miller & Martin PLLC
FGBC Bancshares, Inc.
101 Main Street
Franklin, Georgia 30217

Re:	FGBC Bancshares, Inc. - 2004 Stock Option Plan Plan re 46,484 Options Issued to Departing Employee
Ladies and Gentlemen:
     This opinion is given in connection with the filing by FGBC Bancshares, Inc., a corporation organized under the laws of the State of Georgia (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the “Registration Statement”) with respect to the registration of 547,365 shares of the no par value Common Stock of the Company (the “Company Common Stock”) which may be issued pursuant to the exercise of options under the Company’s 2004 Stock Option Plan (the “Option Plan”) and the registration of 46,484 shares of the Company Common Stock which may be issued pursuant to the exercise of options granted to a departing employee as part of a severance package (the “Severance Plan”) (the Option Plan and the Severance Plan being collectively referred to as the “Plans”).
     In rendering this opinion, we have examined such corporate records and documents as we have deemed relevant and necessary as the basis for the opinion set forth herein including the Articles of Incorporation and Bylaws of the Company and certain resolutions of the Board of Directors of the Company relating to the Plans.
     For purposes of this opinion, we assume that all awards of options have been granted in accordance with the respective Plans.
     Based on the foregoing, it is our opinion that the shares of the Company Common Stock to be issued upon the exercise of options in accordance with the terms of the Plans upon receipt in full by the Company of the consideration prescribed for each share pursuant to the respective Plan will be duly authorized, validly issued, fully paid and nonassessable under the Georgia Business Corporation Code in effect on this date.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely, MILLER & MARTIN PLLC
By:	/s/ MICHAEL P. MARSHALL, JR.
Michael P. Marshall, Jr.

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